Exhibit 99.1

RIDGESTONE FINANCIAL SERVICES, INC.

Brookfield, Wisconsin

CONSOLIDATED FINANCIAL STATEMENTS

October 14, 2016 and December 31, 2015

RIDGESTONE FINANCIAL SERVICES, INC.

Brookfield, Wisconsin

CONSOLIDATED FINANCIAL STATEMENTS

October 14, 2016 and December 31, 2015

Contents

INDEPENDENT AUDITOR'S REPORT	1

CONSOLIDATED FINANCIAL STATEMENTS

CONSOLIDATED BALANCE SHEETS	2

CONSOLIDATED STATEMENTS OF INCOME	3

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME	4

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY	5

CONSOLIDATED STATEMENTS OF CASH FLOWS	6

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS	7

INDEPENDENT AUDITOR'S REPORT

Ridgestone Financial Services, Inc.

Acquired by Byline Bancorp, Inc.

Report on the Financial Statements

We have audited the accompanying consolidated financial statements of Ridgestone Financial Services, Inc., which comprise the consolidated balance sheets as of October 14, 2016 and December 31, 2015, and the related consolidated statements of income, comprehensive income, shareholders’ equity, and cash flows for the period from January 1, 2016 to October 14, 2016 and for the year ended December 31, 2015, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Ridgestone Financial Services, Inc. as of October 14, 2016 and December 31, 2015, and the results of its operations and its cash flows for the period from January 1, 2016 to October 14, 2016 and the year ended December 31, 2015, in accordance with accounting principles generally accepted in the United States of America.

/s/ Crowe LLP

Oak Brook, Illinois

March 27, 2017

1.

RIDGESTONE FINANCIAL SERVICES, INC.

CONSOLIDATED BALANCE SHEETS

As of October 14, 2016 and December 31, 2015

(In thousands of dollars, except per share data)

	October 14,	December 31,
	2016	2015
ASSETS
Cash and due from banks	$24,914	$12,465
Federal funds sold	566	634
Cash and cash equivalents	25,480	13,099
Securities available-for-sale	27,214	27,390
Loans held for sale ($8,915 and $2,067 at fair value)	14,716	41,464
Loans carried at fair value and held in portfolio	3,338	4,022
Loans carried at amortized cost and held in portfolio, net of allowance of $8,816 and $8,996	343,966	306,299
Other real estate owned, net	1,710	1,515
Premises and equipment, net	2,526	2,500
Federal Home Loan Bank stock, at cost	854	724
Company-owned life insurance	2,352	2,317
Servicing assets, at fair value	21,499	19,107
Accrued interest receivable and other assets	3,748	4,386
Total assets	$447,403	$422,823

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits
Non-interest bearing	$40,254	$34,133
Interest bearing	318,459	309,438
Total deposits	358,713	343,571

Federal Home Loan Bank advances	9,487	9,487
Borrowings	—	775
Subordinated debentures	1,550	1,550
Accrued interest payable and other liabilities	13,204	13,592
Total liabilities	382,954	368,975

Shareholders’ equity
Preferred stock, no par value; 100,000 shares authorized; no shares issued and outstanding	—	—
Common stock, no par value; 10,000,000 shares authorized; 3,393,665 and 3,369,041 shares issued and outstanding	—	—
Additional paid-in capital	31,538	30,826
Accumulated earnings	32,745	23,124
Accumulated other comprehensive income (loss)	166	(102)
Total shareholders’ equity	64,449	53,848
Total liabilities and shareholders’ equity	$447,403	$422,823

See accompanying notes to the consolidated financial statements.

2.

RIDGESTONE FINANCIAL SERVICES, INC.

CONSOLIDATED STATEMENTS OF INCOME

For the period from January 1, 2016 to October 14, 2016 and the year ended December 31, 2015

(In thousands of dollars, except per share data)

	October 14,	December 31,
	2016	2015
Interest income
Loans, including fees	$21,645	$23,333
Securities available-for-sale	347	537
Federal funds sold and other	78	55
	22,070	23,925
Interest expense
Deposits	2,521	2,638
Federal Home Loan Bank advances	248	309
Notes payable and subordinated debentures	72	112
	2,841	3,059

Net interest income	19,229	20,866

Provision for loan losses	3,632	3,340

Net interest income after provision for loan losses	15,597	17,526

Non-interest income
Net gains on loan sales	29,259	25,923
Loan servicing	2,982	3,337
Service charges and fees	2,024	2,486
Earnings on company-owned life insurance	64	77
Gains on sale of securities available-for-sale	—	99
Gain (loss) on sales of other real estate owned	(34)	201
Other	284	385
	34,579	32,508

Non-interest expense
Salaries and employee benefits	19,220	18,721
Occupancy and equipment	845	1,134
Professional fees	2,727	5,561
Data processing	650	341
Federal deposit insurance	155	234
Other real estate owned	399	320
Collection fees	366	76
Other	4,654	4,230
	29,016	30,617

Income before income taxes	21,160	19,417

Income tax expense	9,008	8,032

Net income	$12,152	$11,385

Earnings per share:
Basic	$3.60	$3.38
Diluted	3.60	3.37

See accompanying notes to the consolidated financial statements.

3.

RIDGESTONE FINANCIAL SERVICES, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

For the period from January 1, 2016 to October 14, 2016 and the year ended December 31, 2015

(In thousands of dollars, except per share data)

	October 14,	December 31,
	2016	2015

Net income	$12,152	$11,385

Other comprehensive income:
Unrealized gains on securities:
Unrealized gains on securities, during the period	446	236
Reclassification adjustment for gains included in net income	—	(99)
Tax effect	(178)	(54)
Other comprehensive income	268	83
Comprehensive income	$12,420	$11,468

See accompanying notes to the consolidated financial statements.

4.

RIDGESTONE FINANCIAL SERVICES, INC.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

For the period from January 1, 2016 to October 14, 2016 and the year ended December 31, 2015

(In thousands of dollars, except per share data)

				Accumulated
		Additional		Other	Total
	Common	Paid-In	Accumulated	Comprehensive	Shareholders’
	Stock	Capital	Earnings	Income (Loss)	Equity

Balance at January 1, 2015	$—	$30,662	$15,950	$(185)	$46,427

Net income	—	—	11,385	—	11,385
Other comprehensive income	—	—	—	83	83
Common stock dividends ($1.25 per share)	—	—	(4,211)	—	(4,211)
Stock awards earned - 13,276 shares	—	164	—	—	164
Balance at December 31, 2015	—	30,826	23,124	(102)	53,848
Net income	—	—	12,152	—	12,152
Other comprehensive income	—	—	—	268	268
Common stock dividends ($0.75 per share)	—	—	(2,531)	—	(2,531)
Stock awards earned - 24,624 shares	—	712	—	—	712
Balance at October 14, 2016	$—	$31,538	$32,745	$166	$64,449

See accompanying notes to the consolidated financial statements.

5.

RIDGESTONE FINANCIAL SERVICES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the period from January 1, 2016 to October 14, 2016 and the year ended December 31, 2015

(In thousands of dollars, except per share data)

	October 14,	December 31,
	2016	2015
Cash flows from operating activities
Net income	$12,152	$11,385
Adjustments to reconcile net income to net cash from operating activities
Provision for loan losses	3,632	3,340
Gains on sale of securities	—	(99)
Depreciation	224	311
Net amortization of securities	4	14
Earnings on company-owned life insurance, net of expenses	(35)	(43)
Stock awards earned	712	164
Net gains on loan sales	(29,259)	(25,923)
Loans originated for sale	(231,188)	(256,543)
Proceeds from sales of loans held for sale	281,194	255,150
Change in fair value of servicing assets	3,609	4,008
Change in fair value for loans carried at fair value	(161)	(255)
Loss (gain) on sale of other real estate owned	34	(201)
Other real estate owned impairment	46	132
Loss on sale of premises and equipment	—	5
Net change in:
Accrued interest receivable and other assets	460	(250)
Accrued expenses and other liabilities	454	3,729
Net cash from operating activities	41,878	(5,076)

Cash flows from investing activities
Sales of available-for-sale securities	—	5,930
Purchases of available-for-sale securities	—	(3,989)
Proceeds from principal pay downs, calls, and maturities of available-for-sale securities	618	817
Loan originations and payments, net	(41,826)	(24,040)
Purchases of premises and equipment	(250)	(91)
Purchase of FHLB stock	(130)	—
Proceeds from sales of other real estate owned	1,097	3,622
Net cash from investing activities	(40,491)	(17,751)

Cash flows from financing activities
Net change in deposits	15,142	16,218
Repayments on Federal Home Loan Bank advances	—	(5,000)
Federal Home Loan Bank advances	—	5,000
Common stock dividends	(3,373)	(3,369)
Proceeds from/ (payments on) line of credit	(775)	775
Repayments of note payable	—	(900)
Net cash from financing activities	10,994	12,724

Net change in cash and cash equivalents	12,381	(10,103)
Beginning cash and cash equivalents	13,099	23,202

Cash and cash equivalents at end of year	$25,480	$13,099

Supplemental cash flow information:
Interest paid	$2,616	$2,651
Income tax payments, net	7,762	5,320

Supplemental non-cash flow information:
Transfers from loans to other real estate owned	$1,372	$464
Dividends declared but not paid	—	842

See accompanying notes to the consolidated financial statements.

6.

RIDGESTONE FINANCIAL SERVICES, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the period from January 1, 2016 to October 14, 2016 and the year ended December 31, 2015

(In thousands of dollars, except per share data)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations and Principles of Consolidation: The consolidated financial statements include Ridgestone Financial Services, Inc. (“the Holding Company”) and its wholly owned subsidiary, Ridgestone Bank (“the Bank”), collectively referred to herein as “the Company.”  Intercompany transactions and balances are eliminated in consolidation.

The Company provides financial services through its offices located in Wisconsin (Brookfield, Green Bay, and Wausau), Illinois (Schaumburg), and Indiana (Indianapolis).  The Company also has a loan production office located in Southern California (Newport Beach).  Its primary deposit products are checking, savings, and time deposit accounts, and its primary lending products are offered through programs of the Small Business Administration (“SBA”) and U.S. Department of Agriculture (“USDA”).  Substantially all loans are secured by specific items of collateral including business assets, and commercial real estate.  Commercial loans are expected to be repaid from cash flow from operations of businesses.  However, the customers’ ability to repay their loans is dependent on the cash flow of the business entity and general economic conditions.

On June 9, 2016, the Company entered into a merger agreement with Byline Bancorp, Inc. (“Byline”) pursuant to which Ridgestone Financial Services, Inc. would merge into Byline Bancorp, Inc., an Illinois Corporation, and Ridgestone Bank would merge into Byline Bank, an Illinois chartered bank and wholly-owned subsidiary of Byline.  The total consideration for the merger was $105 million, with 35% paid in cash and 65% paid in Byline stock.  The merger was completed at the close of business on October 14, 2016.  The operations of the Company beginning October 15, 2016 are included in the financial reporting of Byline Bancorp, Inc.

Subsequent Events:  The Company has evaluated subsequent events for recognition and disclosure through March 27, 2017, which is the date the financial statements were available to be issued.

Use of Estimates:  To prepare financial statements in conformity with accounting principles generally accepted in the United States of America, management makes estimates and assumptions based on available information.  These estimates and assumptions affect the amounts reported in the financial statements and the disclosures provided, and actual results could differ.

Cash Flow:  Cash and cash equivalents include cash, deposits with other financial institutions, and federal funds sold.  Net cash flows are reported for customer loan and deposit transactions, federal funds purchased and sold, and Company-owned life insurance.

Securities:  Securities are classified as available-for-sale because they may be sold before maturity, and are carried at fair value, with unrealized holding gains and losses reported in other comprehensive income, net of tax.

Interest income includes amortization and accretion of purchase premiums and discounts.  Premiums and discounts on securities are amortized and accreted on the level-yield method without anticipating prepayments, except for mortgage-backed securities where prepayments are anticipated.  Gains and losses on sales are recorded on the trade date and determined using the specific identification method.

Management evaluates securities for other-than-temporary impairment at least on a quarterly basis, and more frequently when economic or market conditions warrant such an evaluation.  For securities in an unrealized loss position, management considers the extent and duration of the unrealized loss, and the financial condition and near-term prospects of the issuer.  Management also assesses whether it intends to sell, or is more likely than not that it will be required to sell, a security in an unrealized loss position before recovery of its amortized cost basis.  If either criteria regarding intent or requirement to sell is met, the entire difference between amortized cost and fair value is recognized as impairment through earnings.

(Continued)

7.

RIDGESTONE FINANCIAL SERVICES, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the period from January 1, 2016 to October 14, 2016 and the year ended December 31, 2015

(In thousands of dollars, except per share data)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

For securities that do not meet the aforementioned criteria, the amount of impairment is split into two components as follows: 1) other-than-temporary impairment related to credit loss, which must be recognized in the statement of income and 2) other-than-temporary impairment related to other factors, which is recognized in other comprehensive income.  The credit loss is defined as the difference between the present value of the cash flows expected to be collected and the amortized cost basis.   The assessment of whether an other-than temporary decline exists involves a high degree of subjectivity and judgment and is based on the information available to management at a point in time.

Loans Held for Sale: The Company is a participant in the SBA and the USDA lending programs and originates SBA and USDA loans.

SBA and USDA loans that management has the intent and ability to sell are designated as held for sale. Loans held for sale are either accounted for at amortized cost or fair value. The Company determines whether to account for SBA and USDA loans at fair value or amortized cost at origination. The SBA and USDA loans accounted for at fair value remain at fair value after the determination. The loans accounted for at amortized cost are carried at the lower of cost or fair value, determined on a loan by loan basis. Net unrealized losses, if any, are recorded as a valuation allowance and charged to earnings.

Gains or losses on held for sale loans are recognized upon completion of the sale and based on the difference between the net sales proceeds, carrying value of sold loan, and fair value of retained loan (if any).  The difference between the initial carrying balance of the retained loan and fair value is recorded as a discount to the retained loan, establishing a new carrying balance.  The recorded discount is accreted to earnings on a level yield basis.  SBA and USDA loans are sold with servicing retained.

Loans at Fair Value:  The Company elected the fair value option on certain SBA and USDA loans that are held for sale. The election is being made to allow for immediate gain recognition of the anticipated held for sale loan amount. This election also results in the Company’s retained portion of the SBA and USDA loans to be recorded at fair value and to remain at fair value. The Company has elected fair value of certain loans to allow for immediate gain recognition in cases where a sale cannot be completed prior to the end of a specific reporting period or where the economics of a sale might be maximized by delaying the sale.

Loans:  Loans that the Company has the intent and ability to hold are stated at the principal amount outstanding, net of deferred loan fees and the allowance for loan losses.  Interest on loans is accrued and credited to income over the terms of the respective loans based upon principal balances outstanding.

Loans originated and held for sale in the secondary market are carried at the lower of cost, net of loan fees collected, or estimated fair value in the aggregate.  These loans are sold without recourse.  Gains and losses from the sale of loans are determined based upon the net proceeds and the carrying value of the loans sold.  Net unrealized losses are recognized in a valuation allowance by charges to income.

Loan fees related to non-SBA and non-USDA loans, net of direct loan origination costs, are deferred and amortized over the term of the loan as a yield adjustment without anticipating prepayments.  Where serious doubt exists as to the collectability of a loan, the accrual of interest is discontinued.  Past due status is based on the contractual terms of the loan.  Nonaccrual loans and loans past due 90 days still on accrual include both smaller balance homogeneous loans that are collectively evaluated for impairment and individually classified impaired loans.  A loan is moved to non-accrual status in accordance with the Company’s policy, typically after 90 days of non-payment.

(Continued)

8.

RIDGESTONE FINANCIAL SERVICES, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the period from January 1, 2016 to October 14, 2016 and the year ended December 31, 2015

(In thousands of dollars, except per share data)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Interest income for all classes of loans is discontinued at the time a loan is 90 days past due unless the loan is both well secured and in the process of collection.  All interest accrued but not received on loans placed on nonaccrual is reversed against interest income.  Interest received on such loans is accounted for on the cash-basis or cost recovery method, until qualifying for return to accrual status.  Loans are returned to accrual status when all principal and interest amounts contractually due are brought current and future payments are reasonably assured.

Allowance for Loan Losses:  The allowance for loan losses is a valuation allowance for probable incurred credit losses, increased by the provision for loan losses and decreased by charge-offs less recoveries. Loan losses are charged against the allowance when management believes that the uncollectibility of a loan balance is confirmed.  Subsequent recoveries, if any, are credited to the allowance.  Management estimates the allowance balance required using past loan loss experience, the nature and volume of the portfolio, information about specific borrower situations and estimated collateral values, economic conditions, and other factors.  Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management’s judgment, should be charged off.

The allowance consists of specific and general components.  The specific component relates to loans that are individually classified as impaired.

A loan is impaired when, based on current information and events, it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement.  Loans for which the terms have been modified resulting in a concession, and for which the borrower is experiencing financial difficulties, are considered troubled debt restructurings and classified as impaired.  Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired.  Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed.

Construction, commercial, and commercial real estate loans are individually evaluated for impairment.  Large groups of smaller balance homogeneous loans, such as consumer and residential real estate loans are collectively evaluated for impairment, and accordingly, they are not separately identified for impairment disclosures.  Troubled debt restructurings are separately identified for impairment disclosures and are measured at the present value of estimated future cash flows using the loan’s effective rate at inception.  If a troubled debt restructuring is considered to be a collateral dependent loan, the loan is reported, net, at the fair value of the collateral.  For troubled debt restructurings that subsequently default, the Company determines the amount of reserve in accordance with the accounting policy for the allowance for loan losses.

Cash payments on impaired loans representing interest income are reported as such.  Other cash payments are recorded as reductions in carrying value.

A general component of the allowance for loan losses covers non-impaired loans and is based on actual historical loss experience, by portfolio category, adjusted for current factors. This actual loss experience is supplemented with other economic factors based on the risks present for each portfolio category.  These economic factors include consideration of the following:  levels of and trends in delinquencies; trends in growth; national and local economic trends and conditions; trends in collateral values; and effects of changes in credit concentrations.

(Continued)

9.

RIDGESTONE FINANCIAL SERVICES, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the period from January 1, 2016 to October 14, 2016 and the year ended December 31, 2015

(In thousands of dollars, except per share data)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

The following portfolio categories have been identified: land, construction, commercial real estate, commercial and industrial, SBA and USDA, religious type organization, and consumer and other.

Management considers the following when assessing the risk in the loan portfolio: Commercial and industrial are dependent on the strength of the industries of the related borrowers and the success of their businesses.  Commercial loans are advanced for equipment purchases or to provide working capital or meet other financing needs of the business.  These loans may be secured by accounts receivable, inventory, equipment or other business assets.  Financial information is obtained from the borrower to evaluate the debt service coverage and ability to repay the loans.

Commercial real estate, land, and construction loans are dependent on the industries tied to these loans as well as the local commercial real estate market.  The loans are secured by the real estate, and appraisals are obtained to support the loan amount.  An evaluation of the project’s cash flows is performed to evaluate the borrower’s ability to repay the loan at the time of origination and periodically updated during the life of the loan.

Consumer, SBA and USDA, and religious type organization loans are dependent on local economies.  Consumer loans are generally secured by consumer assets, but may be unsecured.  At the time of origination, the Company evaluates the borrower’s repayment ability through a review of debt to income ratios and credit scores.

Servicing Assets:  Servicing assets are recognized separately when they are acquired through sales of loans. When loans are sold, servicing assets are recorded at fair value with the income statement effect recorded in gains on sales of loans.   Fair value is based on market prices for comparable servicing contracts, when available, or alternatively, is based on a valuation model that calculates the present value of estimated future net servicing income.

Sales of SBA and USDA loans are executed on a servicing retained basis.  The standard SBA loan sale agreement is structured to provide the Company with a servicing spread paid from a portion of the interest cash flow of the loan.  SBA regulations require the Company to retain a portion of the cash flow from the interest payments received for a sold loan.  The USDA loan sale agreements are not standardized with respect to servicing.

The Company has elected the fair value measurement method and measures servicing rights at fair value at each reporting date. The changes in fair value of servicing assets are reported in earnings in the period in which the changes occur, and are included with loan servicing on the statement of operations. The fair values of servicing rights are subject to significant fluctuations as a result of changes in estimated and actual prepayment speeds, default rates, and losses.

Servicing fee income which is reported on the income statement as loan servicing is recorded for fees earned for servicing loans. The fees are based on a contractual percentage of the outstanding principal.  Late fees and ancillary fees related to loan servicing are not material.

Transfers of Financial Assets:  Transfers of financial assets are accounted for as sales, when control over the assets has been relinquished.  Control over transferred assets is deemed to be surrendered when the assets have been isolated from the Company, the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

(Continued)

10.

RIDGESTONE FINANCIAL SERVICES, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the period from January 1, 2016 to October 14, 2016 and the year ended December 31, 2015

(In thousands of dollars, except per share data)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Other Real Estate Owned:  Assets acquired through or instead of loan foreclosure are initially recorded at fair value less costs to sell when acquired, establishing a new cost basis.  Physical possession of residential real estate property collateralizing a consumer mortgage loan occurs when legal title is obtained upon completion of foreclosure or when the borrower conveys all interest in the property to satisfy the loan through completion of a deed in lieu of foreclosure or similar legal agreement.  If fair value declines subsequent to foreclosure, a valuation allowance is recorded through expense.  Operating costs after acquisition are expensed and permanent improvements that increase the value of other real estate owned are capitalized.

Premises and Equipment:  Land is carried at cost.  Premises and equipment are stated at cost less accumulated depreciation.  Depreciation is computed using the straight-line method over the estimated useful lives of the assets.  Useful lives are estimated to be 7 to 39 years for building and improvements and 3 to 7 years for furniture, fixtures, and equipment.

Company-Owned Life Insurance:  The Company owns and is the beneficiary of life insurance policies on former executives.  Company-owned life insurance is recorded at the amount that can be realized under the insurance contract at the balance sheet date, which is the cash surrender value adjusted for other charges or other amounts due that are probable at settlement.

Long-Term Assets:  Premises and equipment are reviewed for impairment when events indicate their carrying amount may not be recoverable from future undiscounted cash flows.  If impaired, the assets are recorded at fair value.

Loan Commitments and Related Financial Instruments:  Financial instruments include off-balance-sheet credit instruments, such as commitments to make loans and commercial letters of credit, issued to meet customer financing needs.  The face amount for these items represents the exposure to loss, before considering customer collateral or ability to repay.  Such financial instruments are recorded when they are funded.

Income Taxes: Income tax expense is the total of the current year income tax due or refundable and the change in deferred tax assets and liabilities.  Deferred tax assets and liabilities are the expected future tax amounts for the temporary differences between carrying amounts and tax bases of assets and liabilities, computed using enacted tax rates.  A valuation allowance, if needed, reduces deferred tax assets to the amount expected to be realized.

A tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur.  The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination.  For tax positions not meeting the “more likely than not” test, no tax benefit is recorded.

The Company recognizes interest and/or penalties related to income tax matters in other expense.  No interest and/or penalties related to tax matters were incurred during the period from January 1, 2016 to October 14, 2016 and the year ended December 31, 2015.  The Company is no longer subject to examination by Federal taxing authorities for years before 2013. The Company is no longer subject to examination by Wisconsin taxing authorities for years before 2012. The Company is subject to examination from other state taxing authorities from 2010-2016.

(Continued)

11.

RIDGESTONE FINANCIAL SERVICES, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the period from January 1, 2016 to October 14, 2016 and the year ended December 31, 2015

(In thousands of dollars, except per share data)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Fair Value of Financial Instruments:  Fair values of financial instruments are estimated using relevant market information and other assumptions, as more fully disclosed in a separate note.  Fair value estimates involve uncertainties and matters of significant judgment regarding interest rates, credit risk, prepayments, and other factors, especially in the absence of broad markets for particular items.  Changes in assumptions or in market conditions could significantly affect the estimates.

Comprehensive Income:  Comprehensive income consists of net income and other comprehensive income (loss).  Other comprehensive income (loss) includes unrealized gains and losses on securities available-for-sale which are also recognized as separate component of equity.

Loss Contingencies:  Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated.  Management does not believe there now are such matters that will have a material effect on the financial statements.

In August 2011, the Bank was named as a defendant in two lawsuits in actions by a company which filed for bankruptcy after its two principal officers were discovered to have stolen funds from its customers.  The Bank was the depository bank of an omnibus account, which held subscribers’ Health Savings Account funds.  In this litigation, the bankruptcy trustee sought to recover approximately $15.6 million from the Bank.  On July 15, 2015, an order was entered by the bankruptcy court approving a settlement by the Bank of all outstanding claims made against it in connection with the matter.  The cases were settled for $4.75 million, of which $750,000 was paid by the Bank’s insurer.  The net settlement expense of $4.0 million is included in professional fees for the year ended December 31, 2015.

Earnings Per Share:  Basic earnings per share is net income divided by the weighted average number of common shares outstanding during the period.  Diluted earnings per common share show the dilutive effect, if any, of additional common shares issuable from stock awards.

Operating Segments:  While management monitors revenue streams of the various products and services, operations are managed and financial performance is evaluated on a Company-wide basis.  Operating segments are aggregated into one as operating results for all segments are similar.  Accordingly, all of the financial service operations are considered by management to be aggregated in one reportable operating segment.

(Continued)

12.

RIDGESTONE FINANCIAL SERVICES, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the period from January 1, 2016 to October 14, 2016 and the year ended December 31, 2015

(In thousands of dollars, except per share data)

NOTE 2 - SECURITIES AVAILABLE FOR SALE

The following table summarizes the amortized cost and fair value of the available-for-sale securities portfolio as of October 14, 2016 and December 31, 2015 and the corresponding amounts of gross unrealized gains and losses recognized in accumulated other comprehensive income (loss):

		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
October 14, 2016
Collateralized mortgage obligations - residential	$2,327	$30	$—	$2,357
Mortgage-backed - residential	480	43	—	523
U.S. government-sponsored entities	23,431	320	—	23,751
Single issuer trust preferred	700	—	(117)	583

	$26,938	$393	$(117)	$27,214

December 31, 2015
Collateralized mortgage obligations - residential	$2,875	$—	$(59)	$2,816
Mortgage-backed - residential	572	49	—	621
U.S. government-sponsored entities	23,413	60	(103)	23,370
Single issuer trust preferred	700	—	(117)	583

	$27,560	$109	$(279)	$27,390

Collateral mortgage obligations and mortgage-backed securities are issued by government sponsored entities.

At October 14, 2016 and December 31, 2015, there were no holdings of securities of any one issuer other than U.S. government sponsored entities in any amount greater than 10% of shareholders’ equity.

The following table summarizes securities with unrealized losses at October 14, 2016 and December 31, 2015, aggregated by major security type and length of time in a continuous unrealized loss position:

	Less Than 12 Months		12 Months or More		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Loss	Value	Loss	Value	Loss
October 14, 2016
Single issuer trust preferred	$—	$—	$583	$(117)	$583	$(117)

Total available-for-sale	$—	$—	$583	$(117)	$583	$(117)

(Continued)

13.

RIDGESTONE FINANCIAL SERVICES, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the period from January 1, 2016 to October 14, 2016 and the year ended December 31, 2015

(In thousands of dollars, except per share data)

NOTE 2 - SECURITIES AVAILABLE FOR SALE (Continued)

	Less Than 12 Months		12 Months or More		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Loss	Value	Loss	Value	Loss
December 31, 2015
Collateralized mortgage obligations	$2,816	$(59)	$—	$—	$2,816	$(59)
U.S. government-sponsored entities	18,869	(103)	—	—	18,869	(103)
Single issuer trust preferred	—	—	583	(117)	583	(117)

Total available-for-sale	$21,685	$(162)	$583	$(117)	$22,268	$(279)

The Company owns two single issuer trust preferred securities with total unrealized losses of $117 at October 14, 2016 and December 31, 2015. These securities were issued by two Wisconsin-based bank holding companies.  Although the repayment capacity is the obligation of the issuers, the issuers rely substantially on dividends of subsidiary banks. Interest payments on the securities were temporarily deferred for one issuer, but during 2015 this issuer became current on interest payments.  The issuers remained current on interest payments through October 14, 2016.

The issuers have the ability to defer interest payments for five years and if not cured within five years, including all accrued but unpaid interest during the deferral period, the issuers will be in default. The Company has evaluated the issuers’ most recent financial statements available including the financial statements of the subsidiary banks and, based on those financial statements and the issuers curing the deferred interest, management believes no credit loss is expected on these securities.

Unrealized losses on government sponsored entities have not been recognized into income because the issuer bonds are of high credit quality.

For all securities with unrealized losses, management does not intend to sell and it is likely that management will not be required to sell the securities prior to their anticipated recovery, and the decline in fair value is largely due to changes in interest rates and other market conditions.  The fair value is expected to recover as the securities approach maturity.

The proceeds from sales of securities and the associated gains and losses are listed below:

	Period Ended	Year Ended
	October 14,	December 31,
	2016	2015
Proceeds	$—	$5,930
Gross gains	—	99
Gross losses	—	—

(Continued)

14.

RIDGESTONE FINANCIAL SERVICES, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the period from January 1, 2016 to October 14, 2016 and the year ended December 31, 2015

(In thousands of dollars, except per share data)

NOTE 2 - SECURITIES AVAILABLE FOR SALE (Continued)

The fair value of debt securities by contractual maturity at October 14, 2016 were as follows. Securities not due at a single maturity date, collateralized mortgage obligations and mortgage-backed securities, are shown separately.

	Amortized
	Cost	Fair Value
Due in less than one year	$2,500	$2,509
Due after one year through five years	20,931	21,242
Due after five years through ten years	—	—
Due after ten years	700	583
Collateralized mortgage obligation and mortgage-backed	2,807	2,880

	$26,938	$27,214

Securities pledged as collateral for Federal Home Loan Bank advances and other borrowing arrangements at October 14, 2016 and December 31, 2015 had a carrying amount of $26,631 and $15,867.

NOTE 3 - LOANS

The Company has elected to account for certain loans at fair value. The following presents loan balances for loans accounted for at fair value and for loans accounted for at amortized cost, at October 14, 2016 (“2016”) and December 31, 2015 (“2015”).

	Fair Value		Amortized Cost		Total
	2016	2015	2016	2015	2016	2015
Land
Raw land for development	$—	$—	$1,158	$1,172	$1,158	$1,172
Lots and developed land	—	—	213	350	213	350
Construction	—	—	2,763	1,874	2,763	1,874
Commercial real estate
Owner occupied	—	—	6,647	6,943	6,647	6,943
Non-owner occupied	—	—	9,648	12,449	9,648	12,449
Commercial and industrial	—	—	13,352	13,738	13,352	13,738
SBA and USDA	3,338	4,022	299,350	256,219	302,688	260,241
Religious type organizations	—	—	16,697	18,820	16,697	18,820
Consumer and other	—	—	2,670	3,459	2,670	3,459
Subtotal	3,338	4,022	352,498	315,024	355,836	319,046

Net deferred loan cost	—	—	284	271	284	271
Allowance for loan losses	—	—	(8,816)	(8,996)	(8,816)	(8,996)
Total loans held in portfolio	3,338	4,022	343,966	306,299	347,304	310,321
Loans held for sale	8,915	2,067	5,801	39,397	14,716	41,464

Total Loans	$12,253	$6,089	$349,767	$345,696	$362,020	$351,785

(Continued)

15.

RIDGESTONE FINANCIAL SERVICES, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the period from January 1, 2016 to October 14, 2016 and the year ended December 31, 2015

(In thousands of dollars, except per share data)

NOTE 3 - LOANS (Continued)

For loans carried at fair value, the fair value and contractual principal of those loans are as follows:

	October 14,		December 31,
	2016		2015
	Fair	Contractual	Fair	Contractual
	Value	Principal	Value	Principal

SBA and USDA	$3,338	$3,552	$4,022	$4,397
Loans held for sale	8,915	8,006	2,067	1,893

Total loans	$12,253	$11,558	$6,089	$6,290

The Company originates SBA and USDA loans and a portion of such qualifying loans are guaranteed. These loans are secured by specific items of collateral and include guarantees generally ranging from 75% to 90% of outstanding principal loan balance.  From time to time, the Company will sell the guaranteed portion of a loan and will retain the unguaranteed loan balance in its loan portfolio.

The contractual principal and discounts on unguaranteed SBA and USDA loans, which are included in the total loans were as follows:

	October 14,	December 31,
	2016	2015
Commercial	$122,871	$106,832
Commercial real estate	207,426	176,540
Total contractual principal	330,297	283,372
Discount on unguaranteed loans	(27,609)	(23,131)

Net carrying value	$302,688	$260,241

Activity in the allowance for loan losses was as follows:

	Period Ended	Year Ended
	October 14,	December 31,
	2016	2015
Beginning balance	$8,996	$7,363
Provision for loan losses	3,632	3,340
Loans charged off	(4,279)	(2,877)
Recoveries	467	1,170

Ending balance	$8,816	$8,996

(Continued)

16.

RIDGESTONE FINANCIAL SERVICES, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the period from January 1, 2016 to October 14, 2016 and the year ended December 31, 2015

(In thousands of dollars, except per share data)

NOTE 3 - LOANS (Continued)

The following table presents the activity in the allowance for loan losses by portfolio category for the period from January 1, 2016 to October 14, 2016 and the year ended December 31, 2015:

		Provision
		(Credits)	Loans
	Beginning	for Loan	Charged-		Ending
Period Ended October 14, 2016	Balance	Losses	Off	Recoveries	Balance
Land
Lots and developed land	$—	$—	$—	$—	$—
Construction	21	22	—	—	43
Commercial real estate
Owner occupied	161	288	—	—	449
Non-owner occupied	1,679	(578)	—	172	1,273
Commercial and industrial	77	(3)	—	19	93
SBA and USDA	6,732	2,635	(3,279)	276	6,364
Religious type organizations	265	1,265	(1,000)	—	530
Consumer and other	61	3	—	—	64

	$8,996	$3,632	$(4,279)	$467	$8,816

		Provision
		(Credits)	Loans
	Beginning	for Loan	Charged-		Ending
Period Ended December 31, 2015	Balance	Losses	Off	Recoveries	Balance
Land
Lots and developed land	$20	$(20)	$—	$—	$—
Construction	145	(124)	—	—	21
Commercial real estate
Owner occupied	345	(184)	—	—	161
Non-owner occupied	1,266	1,024	(668)	57	1,679
Commercial and industrial	544	(478)	—	11	77
SBA and USDA	4,465	3,183	(1,959)	1,043	6,732
Religious type organizations	570	(364)	—	59	265
Consumer and other	8	303	(250)	—	61

	$7,363	$3,340	$(2,877)	$1,170	$8,996

(Continued)

17.

RIDGESTONE FINANCIAL SERVICES, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the period from January 1, 2016 to October 14, 2016 and the year ended December 31, 2015

(In thousands of dollars, except per share data)

NOTE 3 - LOANS (Continued)

The following table presents the balance in the allowance for loan losses and the recorded investment (recorded investment includes unpaid principal balance only) in loans carried at amortized cost by portfolio category based on impairment method as of October 14, 2016:

	Allowance for Loan Losses			Loan Balances
	Individually	Collectively		Individually	Collectively
	Evaluated for	Evaluated for		Evaluated for	Evaluated for
October 14, 2016	Impairment	Impairment	Total	Impairment	Impairment	Total
Land
Raw land for development	$—	$—	$—	$—	$1,158	$1,158
Lots and developed land	—	—	—	—	213	213
Construction	—	43	43	—	2,763	2,763
Commercial real estate
Owner occupied	333	116	449	565	6,082	6,647
Non-owner occupied	945	328	1,273	6,014	3,634	9,648
Commercial and industrial	—	93	93	—	13,352	13,352
SBA and USDA	1,896	4,468	6,364	8,928	290,422	299,350
Religious type organizations	237	293	530	7,973	8,724	16,697
Consumer and other	—	64	64	—	2,670	2,670

Total	$3,411	$5,405	$8,816	$23,480	$329,018	$352,498

(Continued)

18.

RIDGESTONE FINANCIAL SERVICES, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the period from January 1, 2016 to October 14, 2016 and the year ended December 31, 2015

(In thousands of dollars, except per share data)

NOTE 3 - LOANS (Continued)

The following table presents the balance in the allowance for loan losses and the recorded investment (recorded investment includes unpaid principal balance only) in loans carried at amortized cost by portfolio category based on impairment method as of December 31, 2015:

	Allowance for Loan Losses			Loan Balances
	Individually	Collectively		Individually	Collectively
	Evaluated for	Evaluated for		Evaluated for	Evaluated for
December 31, 2015	Impairment	Impairment	Total	Impairment	Impairment	Total
Land
Raw land for development	$—	$—	$—	$1,172	$—	$1,172
Lots and developed land	—	—	—	—	350	350
Construction	—	21	21	—	1,874	1,874
Commercial real estate
Owner occupied	—	161	161	—	6,943	6,943
Non-owner occupied	967	712	1,679	5,144	7,305	12,449
Commercial and industrial	—	77	77	—	13,738	13,738
SBA and USDA	2,021	4,711	6,732	13,757	242,462	256,219
Religious type organizations	6	259	265	7,596	11,224	18,820
Consumer and other	—	61	61	585	2,874	3,459

Total	$2,994	$6,002	$8,996	$28,254	$286,770	$315,024

(Continued)

19.

RIDGESTONE FINANCIAL SERVICES, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the period from January 1, 2016 to October 14, 2016 and the year ended December 31, 2015

(In thousands of dollars, except per share data)

NOTE 3 - LOANS (Continued)

The following table presents information related to impaired loans by class of loans as of and for the period from January 1, 2016 to October 14, 2016:

		Allowance for	Average
	Recorded	Loan Losses	Recorded
	Investment	Allocated	Investment
October 14, 2016
With no related allowance recorded:
Land
Raw land for development	$—	$—	$—
Lots and developed land	—	—	—
Construction	—	—	—
Commercial real estate
Owner occupied	—	—	—
Non-owner occupied	1,217	—	767
Commercial and industrial	—	—	—
SBA and USDA	3,364	—	3,333
Religious type organizations	2,484	—	3,252
Consumer and other	—	—	—
	7,065	—	7,352

With an allowance recorded:
Land
Raw land for development	—	—	—
Lots and developed land	—	—	—
Construction	—	—	—
Commercial real estate
Owner occupied	565	333	282
Non-owner occupied	4,797	945	4,812
Commercial and industrial	—	—	—
SBA and USDA	5,564	1,896	8,010
Religious type organizations	5,489	237	4,533
Consumer and other	—	—	—
	16,415	3,411	17,637

Total	$23,480	$3,411	$24,989

Recorded investment approximates the unpaid principal balance.

(Continued)

20.

RIDGESTONE FINANCIAL SERVICES, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the period from January 1, 2016 to October 14, 2016 and the year ended December 31, 2015

(In thousands of dollars, except per share data)

NOTE 3 - LOANS (Continued)

The following table presents information related to impaired loans by class of loans as of and for the year ended December 31, 2015:

		Allowance for	Average
	Recorded	Loan Losses	Recorded
	Investment	Allocated	Investment
December 31, 2015
With no related allowance recorded:
Land
Raw land for development	$1,172	$—	$586
Lots and developed land	—	—	173
Construction	—	—	—
Commercial real estate
Owner occupied	—	—	269
Non-owner occupied	317	—	1,797
Commercial and industrial	—	—	—
SBA and USDA	3,301	—	2,228
Religious type organizations	4,020	—	4,804
Consumer and other	585	—	—
	9,395	—	9,857

With an allowance recorded:
Land
Raw land for development	—	—	—
Lots and developed land	—	—	—
Construction	—	—	—
Commercial real estate
Owner occupied	—	—	—
Non-owner occupied	4,827	967	3,962
Commercial and industrial	—	—	—
SBA and USDA	10,456	2,021	5,619
Religious type organizations	3,576	6	1,788
Consumer and other	—	—	—
	18,859	2,994	11,369

Total	$28,254	$2,994	$21,226

Recorded investment approximates the unpaid principal balance.

(Continued)

21.

RIDGESTONE FINANCIAL SERVICES, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the period from January 1, 2016 to October 14, 2016 and the year ended December 31, 2015

(In thousands of dollars, except per share data)

NOTE 3 - LOANS (Continued)

For loans carried at fair value, changes in fair value of $161 and $255 were recorded as net gains on loan sales within the consolidated statement of income for the period from January 1, 2016 to October 14, 2016 and the year ended December 31, 2015, respectively. The changes in fair value recognized in income were attributable to changes in interest rates and not to changes in credit quality of the loans carried at fair value. At October 14, 2016 and December 31, 2015, $114 and $94 of loans are carried at fair value and are past due greater than ninety days, on non-accrual status, or considered to be impaired.

The following is a schedule of activity for the period from January 1, 2016 to October 14, 2016 and the year ended December 31, 2015 for loans carried at fair value:

	Period Ended		Year Ended
	October 14, 2016		December 31, 2015
		Held for		Held for
	Portfolio	Sale	Portfolio	Sale

Beginning balance	$4,022	$2,067	$6,434	$4,333
Originations	—	8,915	—	2,067
Sales	—	(1,894)	—	(4,319)
Repayments	(845)	(173)	(2,667)	(14)
Changes in fair value	161	—	255	—

Ending balance	$3,338	$8,915	$4,022	$2,067

Information on individually impaired, non-performing, and trouble debt restructured loans were as follows:

	October 14,	December 31,
	2016	2015
Period end loans with no allocated allowance for loan losses	$7,065	$9,395
Period end loans with allocated allowance for loan losses	16,415	18,859

Total	$23,480	$28,254

Amount of the allowance for loan losses allocated	$3,411	$2,994
Average of individually impaired during period	27,447	21,226

Non-accrual loans	$6,456	$4,957
Loans past due more than ninety days and still accruing	—	—

Total non-performing loans	$6,456	$4,957

Troubled debt restructurings - accrual status	$14,217	$15,031
Troubled debt restructurings - non-accrual status	3,405	1,374

Total troubled debt restructurings	$17,622	$16,405

Allowance allocated to troubled debt restructurings	$240	$1,476

Interest income recognized during impairment was not material for the period from January 1, 2016 to October 14, 2016 and the year ended December 31, 2015.  The Company has not committed additional funds to customers whose loans are classified as troubled debt restructuring.

(Continued)

22.

RIDGESTONE FINANCIAL SERVICES, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the period from January 1, 2016 to October 14, 2016 and the year ended December 31, 2015

(In thousands of dollars, except per share data)

NOTE 3 - LOANS (Continued)

The following table presents the aging of the recorded investment in past due loans as of October 14, 2016 by class of loans:

	30 – 59 Days	60 – 89 Days	Greater than 89 Days	Total	Non-accrual	Loans Not
	Past Due	Past Due	Past Due	Past Due	Loans	Past Due	Total
October 14, 2016
Land
Raw land for development	$—	$—	$—	$—	$—	$1,158	$1,158
Lots and developed land	—	—	—	—	—	213	213
Construction	—	—	—	—	—	2,763	2,763
Commercial real estate
Owner occupied	—	565	—	565	—	6,082	6,647
Non-owner occupied	2,812	279	—	3,091	50	6,507	9,648
Commercial and industrial	374	175	—	549	439	12,364	13,352
SBA and USDA	5,331	224	—	5,555	5,427	291,706	302,688
Religious type organizations	2,603	—	—	2,603	540	13,554	16,697
Consumer and other	—	—	—	—	—	2,670	2,670

Total	$11,120	$1,243	$—	$12,363	$6,456	$337,017	$355,836

(Continued)

23.

RIDGESTONE FINANCIAL SERVICES, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the period from January 1, 2016 to October 14, 2016 and the year ended December 31, 2015

(In thousands of dollars, except per share data)

NOTE 3 - LOANS (Continued)

The following table presents the aging of the recorded investment in past due loans as of December 31, 2015 by class of loans:

	30 – 59 Days	60 – 89 Days	Greater than 89 Days	Total	Non-accrual	Loans Not
	Past Due	Past Due	Past Due	Past Due	Loans	Past Due	Total
December 31, 2015
Land
Raw land for development	$—	$—	$—	$—	$—	$1,172	$1,172
Lots and developed land	—	—	—	—	—	350	350
Construction	—	—	—	—	—	1,874	1,874
Commercial real estate
Owner occupied	—	—	—	—	195	6,748	6,943
Non-owner occupied	—	—	—	—	37	12,412	12,449
Commercial and industrial	—	—	—	—	—	13,738	13,738
SBA and USDA	384	388	—	772	4,140	255,329	260,241
Religious type organizations	—	856	—	856	—	17,964	18,820
Consumer and other	—	—	—	—	585	2,874	3,459

Total	$384	$1,244	$—	$1,628	$4,957	$312,461	$319,046

At October 14, 2016 and December 31, 2015, the Company had $1,001 and $1,017 of non-accrual loans that are less than thirty days past due.

(Continued)

24.

RIDGESTONE FINANCIAL SERVICES, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the period from January 1, 2016 to October 14, 2016 and the year ended December 31, 2015

(In thousands of dollars, except per share data)

NOTE 3 - LOANS (Continued)

Troubled Debt Restructurings

Loans for which the terms have been modified resulting in a concession, and for which the borrower is experiencing financial difficulties, are considered troubled debt restructurings and classified as impaired.  As of October 14, 2016 and December 31, 2015, the Company had $17,622 and $16,405 in loans classified as troubled debt restructurings.  The Company has allocated $240 and $1,476 of specific reserves to customers whose loan terms have been modified in troubled debt restructurings as of October 14, 2016 and December 31, 2015.  The Company has not committed to lend any additional amounts as of October 14, 2016 and December 31, 2015 to customers with outstanding loans that are classified as troubled debt restructurings.

During the period from January 1, to October 14, 2016 and the year ending December 31, 2015, the terms of certain loans were modified as troubled debt restructurings. The modification of the terms of such loans included one or a combination of the following: a reduction of the stated interest rate of the loan; an extension of the maturity date at a stated rate of interest lower than the current market rate for new debt with similar risk; a deferral of principal and interest.

Modifications involving a reduction of the stated interest rate of the loan were for periods ranging from three months to five years. Modifications involving an extension of the maturity date were for periods ranging from three months to five years. Payment deferrals were for period ranging from three to seven months.

The following table presents loans by class modified as troubled debt restructurings that occurred during the period from January 1, 2016 to October 14, 2016:

		Pre-Modification	Post-Modification
		Outstanding Recorded	Outstanding Recorded
	Number of Loans	Investment	Investment
Troubled Debt Restructurings:
SBA and USDA	13	$2,979	$2,979
Religious type organizations	4	1,011	1,011

	17	$3,990	$3,990

The troubled debt restructurings described above resulted in $281 of additions to the allowance for loan losses and $125 of charge offs during the period from January 1, 2016 to October 14, 2016.

The following table presents loans by class modified as troubled debt restructurings that occurred during the year ending December 31, 2015:

		Pre-Modification	Post-Modification
		Outstanding Recorded	Outstanding Recorded
	Number of Loans	Investment	Investment
Troubled Debt Restructurings:
Lots and development	1	$1,664	$1,664
Commercial real estate
Owner occupied	1	177	177
Non-owner occupied	3	2,200	2,200
SBA and USDA	6	1,826	1,826
Religious type organizations	2	2,291	2,291

	13	$8,158	$8,158

25.

RIDGESTONE FINANCIAL SERVICES, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the period from January 1, 2016 to October 14, 2016 and the year ended December 31, 2015

(In thousands of dollars, except per share data)

NOTE 3 - LOANS (Continued)

The troubled debt restructurings described above resulted in $679 of additions to the allowance for loan losses and no charge offs during the year ending December 31, 2015.

The following table presents loans by class modified as troubled debt restructurings for which there was a payment default within twelve months following the modification during the period from January 1, 2016 to October 14, 2016:

Troubled Debt Restructurings	Number	Recorded
That Subsequently Defaulted:	of Loans	Investment

Religious type organizations	2	$476
SBA and USDA	3	736

	5	$1,212

The following table presents loans by class modified as troubled debt restructurings for which there was a payment default within twelve months following the modification during the year ending December 31, 2015:

Troubled Debt Restructurings	Number	Recorded
That Subsequently Defaulted:	of Loans	Investment

Commercial real estate
Non-owner occupied	1	$933
SBA and USDA	3	838

	4	$1,771

Credit Quality Indicators:

The Company categorizes loans into risk categories based on relevant information about the ability of borrowers to service their debt such as:  current financial information, historical payment experience, credit documentation, public information, and current economic trends, among other factors.  The Company analyzes loans individually by classifying the loans as to credit risk.  This analysis includes non-homogeneous loans, such as construction, commercial and commercial real estate loans.  This analysis is performed annually on a loan-by-loan basis.  The risk category of homogeneous loans is evaluated when a loan becomes delinquent.  The Company uses the following definitions for classified risk rating:

Substandard.  Loans classified as substandard are inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any.  Loans so classified have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt.  They are characterized by the distinct possibility that the institution will sustain some loss if the deficiencies are not corrected.

Doubtful.  Loans classified as doubtful have all the weaknesses inherent in those classified as substandard, with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions, and values, highly questionable and improbable.

Loans not meeting the criteria above that are analyzed individually as part of the above-described process are considered to be pass rated loans.  As of October 14, 2016 and December 31, 2015, and based on the most recent analysis performed, the risk category of loans by class of loans is as follows:

26.

RIDGESTONE FINANCIAL SERVICES, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the period from January 1, 2016 to October 14, 2016 and the year ended December 31, 2015

(In thousands of dollars, except per share data)

NOTE 3 - LOANS (Continued)

	Pass	Classified	Total
October 14, 2016
Construction	$2,763	$—	$2,763
Commercial real estate	12,228	4,067	16,295
Commercial	323,789	10,319	334,108

Total	$338,780	$14,386	$353,166

	Pass	Classified	Total
December 31, 2015
Construction	$1,874	$—	$1,874
Commercial real estate	17,837	1,555	19,392
Commercial	280,169	14,152	294,321

Total	$299,880	$15,707	$315,587

NOTE 4 - OTHER REAL ESTATE OWNED

Changes in the other real estate owned are as follows:

	2016	2015
Balance, beginning of year	$1,515	$4,574
Transfer of loans	1,372	494
Impairment recognized	(46)	(132)
Net proceeds from sales	(1,097)	(3,622)
Net (loss) gain on sales	(34)	201

Balance, ending	$1,710	$1,515

Expenses, excluding write-downs and net loss on sales relating to other real estate owned, for the period from January 1, 2016 to October 14, 2016 and for the year ended December 31, 2015 were $399 and $320, respectively.

NOTE 5 - PREMISES AND EQUIPMENT

Year-end premises and equipment were as follows:

	2016	2015

Land	$418	$418
Building and improvements	2,087	2,005
Furniture, fixtures, and equipment	2,332	2,164
	4,837	4,587
Accumulated depreciation	(2,311)	(2,087)

Premises and equipment, net	$2,526	$2,500

27.

RIDGESTONE FINANCIAL SERVICES, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the period from January 1, 2016 to October 14, 2016 and the year ended December 31, 2015

(In thousands of dollars, except per share data)

NOTE 5 - PREMISES AND EQUIPMENT (Continued)

The Company leases certain branch properties under operating leases.  Rent expense was $273 and $399 for the period from January 1, 2016 to October 14, 2016 and during the year ended December 31, 2015, respectively. Rent commitments at October 14, 2016, before considering renewal options that generally are present, were as follows:

2017	$350
2018	317
2019	98
2020	—
2021	—

Total	$765

NOTE 6 - SERVICING ASSETS

Loans serviced for others are not included in the accompanying consolidated balance sheet.  The principal balances of these loans were as follows:

	October 14,	December 31,
	2016	2015
Loan portfolios serviced for:
SBA	$873,150	$700,231
USDA	87,878	107,724

	$961,028	$807,955

Activity for servicing assets and the related changes in fair value are as follows:

	Period Ended	Year Ended
	October 14,	December 31,
	2016	2015
Servicing assets:
Beginning of year fair value	$19,107	$17,587
Additions	6,001	5,528
Changes in fair value	(3,609)	(4,008)

End of year fair value	$21,499	$19,107

Components of loan servicing income are as follows:

	Period Ended	Year Ended
	October 14,	December 31,
	2016	2015

Servicing fee income	$6,591	$7,345
Changes in fair value	(3,609)	(4,008)

	$2,982	$3,337

28.

RIDGESTONE FINANCIAL SERVICES, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the period from January 1, 2016 to October 14, 2016 and the year ended December 31, 2015

(In thousands of dollars, except per share data)

NOTE 6 - SERVICING ASSETS (Continued)

The fair value of servicing rights at October 14, 2016 was determined using discount rates ranging from 7.59% to 18.64%, prepayment speeds ranging from 5.55% to 9.19%, depending on the stratification of the specific right, and a weighted average default rate of 1.20%.  The fair value of servicing rights at December 31, 2015 was determined using discount rates ranging from 9.21% to 17.83%, prepayment speeds ranging from 5.57% to 11.59%, depending on the stratification of the specific right, and a weighted average default rate of 1.20%.

NOTE 7 - DEPOSITS

Time deposits of $250 or more were $28,446 and $26,877 at October 14, 2016 and December 31, 2015.

Brokered deposits were $42,129 and $40,538 at October 14, 2016 and December 31, 2015.

Scheduled maturities of all time deposits for the next five years were as follows:

	Non-Brokered	Brokered	Total
Period ended December 31,
2016	$29,932	$11,302	$41,234
2017	197,697	30,827	228,524
2018	1,547	—	1,547
2019	352	—	352
2020	160	—	160
Thereafter	327	—	327

Total	$230,015	$42,129	$272,144

NOTE 8 - FEDERAL HOME LOAN BANK ADVANCES

At year end, advances from the Federal Home Loan Bank were as follows:

Maturity Date	Fixed Rate	2016	2015

January 16, 2018 (Putable quarterly)	3.15%	$1,500	$1,500
February 5, 2018	3.22%	7,987	7,987

Total		$9,487	$9,487

Each advance is payable at its maturity date, with a prepayment penalty for fixed rate advances. At October 14, 2016 and December 31, 2015, the advances were collateralized by pledged securities totaling $24,607 and $10,353 and qualifying loans of $3,292 and $5,278.  Based on this collateral and the Company’s holdings of FHLB stock, the Company was eligible to borrow an additional $15,120 at October 14, 2016.  Putable advances are required to be repaid upon the request of the FHLB.

29.

RIDGESTONE FINANCIAL SERVICES, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the period from January 1, 2016 to October 14, 2016 and the year ended December 31, 2015

(In thousands of dollars, except per share data)

NOTE 9 - BORROWINGS

Note Payable:  On January 18, 2015 the Company executed a promissory note with a correspondent bank with an interest rate equal to the 30 day LIBOR Rate plus 3.00% and required monthly principal payments of $18,750 plus interest, with final payment of the remaining balance on the note due on January 19, 2017. During 2015, the Company repaid the note payable in full.

Line of Credit:  On June 15, 2015, The Company executed a new loan agreement with a correspondent bank for a line of credit of $3,000,000 at the Prime Rate, as set forth in the Wall Street Journal (3.75% at October 14, 2016) with an initial maturity date of June 15, 2016.  The maturity date of the line of credit was extended to June 15, 2017.  A portion of the line was used to pay off the note descried above.  Payments of interest only are required quarterly.  The loan is secured by all of the stock of the Bank and contains covenants related to the Bank’s capital and non-performing assets.  At October 14, 2016, management believes that the Company was in compliance with the debt covenants.  At October 14, 2016 and December 31, 2015, the Company had $0 and $775 outstanding on the line of credit.

NOTE 10 - SUBORDINATED DEBENTURES

In 2003, the Company’s predecessor formed Ridgestone Capital Trust I (“the Trust”).  The Trust was formed as a statutory business trust formed under the laws of the state of Delaware and is wholly owned by the Company.  The Trust issued floating rate capital trust preferred securities with an aggregate liquidation amount of $1,500 ($1 per preferred security) to third-party institutional investors.  The Company then issued junior subordinated debentures aggregating $1,550 to the Trust in exchange for ownership of all of the common securities of the Trust and the proceeds from the preferred securities sold by the Trust.  The junior subordinated debentures are the sole assets of the Trust. The junior subordinated debentures and the preferred securities pay interest and dividends on a quarterly basis.  Beginning on June 30, 2008, the rate reset to LIBOR plus 3.00% and resets every five years thereafter. At October 14, 2016 and December 31, 2015 the rate was 5.09%.

The Company’s investment in the common stock of the Trust is $50 and is included in other assets.  Consistent with generally accepted accounting principles, the Trust is not consolidated with the Company.  Accordingly, the Company reports the subordinated debentures held by the Trust as a liability.

The subordinated debentures will mature on June 30, 2033, at which time the preferred securities must be redeemed. The subordinated debentures and preferred securities can be redeemed contemporaneously, in whole or in part.  The Company has the right, at any time, as long as there are no continuing events of default, to defer payments of interest on the debentures for consecutive periods not exceeding five years; but not beyond the stated maturity of the debentures. The subordinated debentures qualify as regulatory capital, subject to regulatory limitation.

30.

RIDGESTONE FINANCIAL SERVICES, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the period from January 1, 2016 to October 14, 2016 and the year ended December 31, 2015

(In thousands of dollars, except per share data)

NOTE 11 - INCOME TAXES

Income tax expense was as follows:

	Period Ended	Year Ended
	October 14,	December 31,
	2016	2015

Current expense	$7,853	$7,832
Deferred expense	1,155	200

Total	$9,008	$8,032

Effective tax rates differ from federal statutory rates applied to financial statement income due to the following:

	Period Ended	Year Ended
	October 14,	December 31,
	2016	2015

Income tax at federal statutory rate of 35%	$7,406	$6,779
Effect of:
Earnings on Company-owned life insurance	(12)	(15)
State taxes	1,054	1,149
Non-deductible transaction expenses	336	18
Other, net	224	101

Total	$9,008	$8,032

Effective tax rate	42.57%	41.37%

Year-end deferred tax assets and liabilities were as follows:

	October 14,	December 31,
	2016	2015
Deferred tax assets:
Allowance for loan losses	$587	$—
Accrued expenses	301	1,251
Other real estate owned	25	22
State net operating loss carryforward	83	86
Net unrealized loss on available for sale securities	—	68
Other, net	8	4
	1,004	1,431
Deferred tax liabilities:
Allowance for loan losses	—	(300)
Premises and equipment	(230)	(215)
Prepaids	(29)	(55)
FHLB stock dividends	(2)	(2)
Servicing rights	(8,331)	(7,224)
Net unrealized gain on available for sale securities	(110)	—
	(8,702)	(7,796)

Net deferred tax liability	$(7,698)	$(6,365)

31.

RIDGESTONE FINANCIAL SERVICES, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the period from January 1, 2016 to October 14, 2016 and the year ended December 31, 2015

(In thousands of dollars, except per share data)

NOTE 11 - INCOME TAXES (Continued)

Unused Wisconsin net operating losses of $1,564 and $1,668 as of October 14, 2016 and December 31, 2015, respectively, begin to expire in 2031.   The Company files a U.S. federal income tax return and state income tax returns in various states. Income tax returns filed by the Company are no longer subject to examination by federal for tax years prior to 2013 and state income tax authorities for tax years prior to 2012.

NOTE 12 - RELATED-PARTY TRANSACTIONS

Certain directors, officers, and shareholders of the Company (including their affiliates, families, and companies in which they are principal owners) are considered to be related parties of the Company. From time to time, these related parties may enter into loan and deposit relationships.  At October 14, 2016 and December 31, 2015, no related parties had outstanding loan balances.  Deposits from these related parties totaled $150 and $361 as of October 14, 2016 and December 31, 2015.

NOTE 13 – INCENTIVE PLAN AND EMPLOYMENT AGREEMENTS

The Company has a Long Term Incentive Plan (the “Plan”) for certain officers and employees.  The Plan provides a cash incentive based on the achievement of specific performance goals and stock awards.  Benefits vest over a three to five year period, and the cash awards are paid when vested.  A Plan provision requires the benefits to fully vest upon a change in control, and accordingly, the unvested cash and stock benefits fully vested by October 14, 2016.

The Plan permits the issuance of incentive stock options, stock appreciation rights, and restricted stock awards.  The Plan provides a means to attract, retain, and reward individuals who can and do contribute to such success and to further align their interests with those of the Company’s shareholders.  Each employee or director of, or service provider to, the Company or any related company of the Company is available to be a participant in the Plan.  The Plan provides that the maximum number of shares of stock that may be delivered to participants shall be equal to 207,000.  No incentive stock options or stock appreciation rights have been awarded. Awards consist of performance-based stock incentives based on the performance of the Company and the award represents the right of the participant to receive a payment in the future subject to the terms of the agreement. A summary of changes in the Company’s nonvested shares for the year follows:

		Weighted-Average
Nonvested Shares	Shares	Grant-Date Fair Value

Nonvested at January 1, 2015	19,617	$13.66
Granted	—	—
Vested	19,617	13.66
Forfeited	—	—

Nonvested at October 14, 2016	—	$—

32.

RIDGESTONE FINANCIAL SERVICES, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the period from January 1, 2016 to October 14, 2016 and the year ended December 31, 2015

(In thousands of dollars, except per share data)

NOTE 13 – INCENTIVE PLAN AND EMPLOYMENT AGREEMENTS (Continued)

During the period from January 1, 2016 to October 14, 2016 and the year ended December 31, 2015, 5,210 and 13,276 shares, respectively, were also issued to certain executives based on performance.  The shares were vested on award date.

During 2016, the 19,617 nonvested shares were fully vested due to the plan’s change in control provisions triggered by the merger transaction.  At October 14, 2016, there was no unrecognized compensation cost related to nonvested shares under the plan.

Certain executives entered into change in control agreements with the Company during June 2014, which provide benefits upon termination due to a change in control.  No amounts have been accrued or expensed under these employment agreements since the merger transaction did not cause termination.

A key executive has an employment agreement which provides benefits, including:  compensation, performance bonus, severance, other benefits, and a change in control provision.  The change in control benefits were triggered by the merger transaction, and accordingly, benefits were accrued and paid during the period ended October 14, 2016.

The Company recognized expenses, reported in salaries and employee benefits on the consolidated statements of income, totaling $2,847 and $1,334 under the incentive plan, including the stock incentive vesting, and employment agreements during the period from January 1, 2016 to October 14, 2016, and the year ended December 31, 2015, respectively.

NOTE 14 - EARNINGS PER COMMON SHARE

The table below calculates the earnings per share for the period from January 1, 2016 to October 14, 2016, and for the year ended December 31, 2015:

	Period Ended	Year Ended
	October 14,	December 31,
	2016	2015
Basic:
Net income	$12,152	$11,385
Weighted-average common shares outstanding	3,374,318	3,369,041

Basic earnings per share	$3.60	$3.38

Diluted:
Net income	$12,152	$11,385

Weighted-average common shares outstanding	3,374,318	3,369,041
Add dilutive effects of assumed exercise of stock awards	—	9,808

Weighted-average common shares outstanding for diluted	3,374,318	3,378,849

Diluted earnings per share	$3.60	$3.37

At October 14, 2016 and December 31, 2015, there were no anti-dilutive stock awards.

33.

RIDGESTONE FINANCIAL SERVICES, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the period from January 1, 2016 to October 14, 2016 and the year ended December 31, 2015

(In thousands of dollars, except per share data)

NOTE 15 - REGULATORY MATTERS

Banks and bank holding companies are subject to regulatory capital requirements administered by federal banking agencies.  Since the Company has consolidated assets of less than $1 billion and meets the criteria of the Federal Reserve’s Small Bank Holding Company Policy Statement, regulatory minimum capital tests are applied primarily at the subsidiary bank level.  Capital adequacy guidelines and, additionally for banks, prompt corrective action regulations involve quantitative measures of assets, liabilities, and certain off-balance-sheet items calculated under regulatory accounting practices.  Capital amounts and classifications are also subject to qualitative judgments by regulators.  Failure to meet capital requirements can initiate regulatory action.

The final rules implementing Basel Committee on Banking Supervision’s capital guideline for U.S. Banks (Basel III rules) became effective for the Company on January 1, 2015 with full compliance with all of the requirements being phased in over a multi-year schedule, and fully phased in by January 1, 2019.  Under the Basel III rules, the Bank must hold a capital conservation buffer above the adequately capitalized risk-based capital ratios.  The capital conservation buffer is being phased in at 0.625% per year beginning in 2016 until fully phased in at 2.5% in 2019.   The required capitalization buffer at October 14, 2016 was $2,476. The net unrealized gain or loss on available for sale securities is not included in computing regulatory capital.  Management believes as of October 14, 2016 and December 31, 2015, the Bank meets all capital adequacy requirements to which it is subject.

Prompt corrective action regulations provide five classifications:  well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized, although these terms are not used to represent overall financial condition.  If adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as is asset growth and expansion, and capital restoration plans are required. As of October 14, 2016 and the year ended December 31, 2015, the most recent regulatory notifications categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the institution’s category.

Actual and required capital amounts and ratios at October 14, 2016 and December 31, 2015 are presented below:

					To Be Well
			Required		Capitalized Under
			For Capital		Prompt Corrective
	Actual		Adequacy Purposes		Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
2016
Total Capital
(to risk weighted assets)	$65,752	16.62%	$31,640	8.0%	$39,550	10.0%
Tier 1 Capital
(to risk weighted assets)	60,731	15.36	23,730	6.0	31,640	8.0
Common Tier 1 (CET1)	60,731	15.36	17,798	4.5	25,708	6.5
Tier 1 Capital
(to average assets)	60,731	13.60	17,860	4.0	22,325	5.0

34.

RIDGESTONE FINANCIAL SERVICES, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the period from January 1, 2016 to October 14, 2016 and the year ended December 31, 2015

(In thousands of dollars, except per share data)

NOTE 15 - REGULATORY MATTERS (Continued)

					To Be Well
			Required		Capitalized Under
			For Capital		Prompt Corrective
	Actual		Adequacy Purposes		Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
2015
Total Capital
(to risk weighted assets)	$57,464	14.59%	$31,518	8.0%	$39,398	10.0%
Tier 1 Capital
(to risk weighted assets)	52,477	13.32	23,631	6.0	31,508	8.0
Common Tier 1 (CET1)	52,477	13.32	17,723	4.5	25,601	6.5
Tier 1 Capital
(to average assets)	52,477	12.35	16,995	4.0	21,244	5.0

NOTE 16 - LOAN COMMITMENTS AND OTHER RELATED ACTIVITIES

The Company is party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers.  These financial instruments include standby letters of credit and commitments to fund loans.  The Company’s exposure to credit loss in the event of nonperformance by the parties to these financial instruments is represented by the contractual amount of the instruments.  Commitments may expire without being used. The same credit policies are used to make such commitments as are used for loans, including obtaining collateral at exercise of the commitment and other performance measures as may be required by the Company. Commitments to fund loans include SBA and USDA loans, which based on market conditions, the Company may choose to sell.  These financial instruments are summarized as follows:

	October 14,		December 31,
	2016		2015
	Fixed Rate	Variable Rate	Fixed Rate	Variable Rate
Financial instruments whose contract amounts represent credit risk
Standby letters of credit	$—	$1,111	$—	$1,047
Commitments to fund loans	—	201,602	—	229,595

Commitments to fund loans are generally made for periods of 180 days or less.

35.

RIDGESTONE FINANCIAL SERVICES, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the period from January 1, 2016 to October 14, 2016 and the year ended December 31, 2015

(In thousands of dollars, except per share data)

NOTE 17 - FAIR VALUE

Fair value is the exchange price that would be received for an asset or paid to transfer a liability (exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date.  There are three levels of inputs that may be used to measure fair value:

Level 1 – Quoted prices (unadjusted) for identical assets or liabilities in active markets that the entity has the ability to access as of the measurement date.

Level 2 – Significant other observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

Level 3 – Significant unobservable inputs that reflect a company’s own assumptions about the assumptions that market participants would use in pricing an asset or liability.

The Company used the following methods and significant assumptions to estimate the fair value.

Securities:  The fair value of securities available-for-sale are calculated based on market prices of similar securities or by matrix pricing, which is a mathematical technique widely used in the industry to value debt securities without relying exclusively on quoted prices for the specific securities but rather by relying on the securities’ relationship to other benchmark quoted securities (Level 2).  For securities where market prices of similar securities are not available, fair values are calculated using discounted cash flows or other market indicators (Level 3).  Level 3 securities include single issuer trust preferred securities that are not traded in a market. The fair value measurement of a Level 3 security is based on a discounted cash flow model that incorporates the probability of default assumption to measure the fair value of the security. The Company evaluates the issuers’ most recent financial statements available including the financial statements of the subsidiary banks and incorporates the interest deferrals into the calculation.

Impaired Loans:  The fair value of impaired loans with specific allocations of the allowance for loan losses is generally based on real estate appraisals.  These appraisals may utilize a single valuation approach or a combination of approaches including comparable sales and the income approach.  Adjustments are routinely made in the appraisal process by the appraisers to adjust for differences between the comparable sales and income data available.  Such adjustments are usually significant and typically result in a Level 3 classification of the inputs for determining fair value.  Non-real estate collateral may be valued using an appraisal, net book value per the borrower’s financial statements, or aging reports, adjusted or discounted based on management’s historical knowledge, changes in market conditions from the time of the valuation, and management’s expertise and knowledge of the client and client’s business, resulting in a Level 3 fair value classification.  Impaired loans are evaluated on a quarterly basis for additional impairment and adjusted accordingly.

Other Real Estate Owned:  Assets acquired through or instead of loan foreclosure are initially recorded at fair value less costs to sell when acquired, establishing a new cost basis.  These assets are subsequently accounted for at lower of cost or fair value less estimated costs to sell. Fair value is commonly based on recent real estate appraisals which are updated no less frequently than annually. These appraisals may utilize a single valuation approach or a combination of approaches including comparable sales and the income approach. Adjustments are routinely made in the appraisal process by the independent appraisers to adjust for differences between the comparable sales and income data available. Such adjustments are usually significant and typically result in a Level 3 classification of the inputs for determining fair value.  Real estate owned properties are evaluated on a periodic basis for additional impairment and adjusted accordingly.

36.

RIDGESTONE FINANCIAL SERVICES, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the period from January 1, 2016 to October 14, 2016 and the year ended December 31, 2015

(In thousands of dollars, except per share data)

NOTE 17 - FAIR VALUE (Continued)

Appraisals for both collateral-dependent impaired loans and other real estate owned are generally performed by certified general appraisers (for commercial properties) or certified residential appraisers (for residential properties) whose qualifications and licenses have been reviewed and verified by the Company.  Once received, management reviews the assumptions and approaches utilized in the appraisal as well as the overall resulting fair value in comparison with independent data sources such as recent market data or industry-wide statistics.  Upon sale of collateral, the Company compares the actual selling price of collateral that has been sold to the most recent appraised value to determine what additional adjustment should be made to the appraisal value to arrive at fair value for the remaining assets carried at fair value.

Servicing Rights:  Fair value is based on market prices for comparable servicing contracts valued on a loan-by-loan basis taking into consideration the original term to maturity, the current age of the loan and the remaining term to maturity. The valuation methodology utilized for the servicing rights begins with generating future cash flows for each servicing asset, based on their unique characteristics and market-based assumptions for prepayment speeds.  The present value of the future cash flows are then calculated utilizing market-based discount rate assumptions. Fair value at October 14, 2016 and year end 2015 was determined using the following weighted average assumptions:

	2016	2015

Discount rate	12.7%	12.1%
Prepayment speed	7.2%	7.4%
Expected weighted average loan life	6.1 years	6.3 years

Loans:  As described in earlier Notes, the Company accounts for certain loans at fair value.  Fair value is calculated quarterly based on market prices for comparable loans valued on a loan-by-loan basis taking into consideration the original term to maturity, the current age of the loan, the remaining term to maturity, and credit quality indicators.  The valuation methodology utilized begins with generating future cash flows for each loan based on their unique characteristics and market-based assumptions.  The present value of the future cash flows are then calculated utilizing market-based discount rate assumptions. The fair value of loans held for sale is estimated based upon quotes from third party investors resulting in a Level 2 classification.

37.

RIDGESTONE FINANCIAL SERVICES, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the period from January 1, 2016 to October 14, 2016 and the year ended December 31, 2015

(In thousands of dollars, except per share data)

NOTE 17 - FAIR VALUE (Continued)

Assets measured at fair value on a recurring basis at October 14, 2016 and December 31, 2015 are summarized below:

		Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
	Total	(Level 1)	(Level 2)	(Level 3)
October 14, 2016
Collateralized mortgage obligations - residential	$2,357	$—	$2,357	$—
Mortgage-backed - residential	523	—	523	—
U.S. government-sponsored entities	23,751	—	23,751	—
Single issuer trust preferred	583	—	—	583
Loans	3,338	—	3,338	—
Loans held for sale	8,915	—	8,915	—
Servicing assets	21,499	—	21,499	—

	$60,966	$—	$60,383	$583

December 31, 2015
Collateralized mortgage obligations - residential	$2,816	$—	$2,816	$—
Mortgage-backed - residential	621	—	621	—
U.S. government-sponsored entities	23,370	—	23,370	—
Single issuer trust preferred	583	—	—	583
Loans	4,022	—	4,022	—
Loans held for sale	2,067	—	2,067	—
Servicing assets	19,107	—	19,107	—

	$52,586	$—	$52,003	$583

The following table presents quantitative information about recurring Level 3 fair value measurements at October 14, 2016 and December 31, 2015:

	Fair value	Valuation Techniques	Unobservable Input	Range
October 14, 2016
Single issuer trust preferred	$583	Discounted cash flow	Probability of default	8%-11%

December 31, 2015
Single issuer trust preferred	$583	Discounted cash flow	Probability of default	8%-11%

38.

RIDGESTONE FINANCIAL SERVICES, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the period from January 1, 2016 to October 14, 2016 and the year ended December 31, 2015

(In thousands of dollars, except per share data)

NOTE 17 - FAIR VALUE (Continued)

The change in the fair value of securities with a fair value measured using Level 3 inputs during the period from January 1, 2016 to October 14, 2016 and the year ended December 31, 2015 was $0 and $0.

The Company has elected the fair value option for certain loans.  Interest income is recorded based on the contractual terms of the loan and in accordance with the Company’s policy on loans held for investment.  None of these loans are 90 days or more past due and all are accruing interest as of October 14, 2016 and December 31, 2015. Interest income recognized during the period from January 1, 2016 to October 14, 2016 and the year ended December 31, 2015 was $226 and $258.  For those loans carried at fair value, changes in fair value of $161 and $255 were recognized during the period from January 1, 2016 to October 14, 2016 and the year ended December 31, 2015.

Servicing assets, which are carried at fair value, included changes in fair value of $(3,609) and $(4,008) during the period from January 1, 2016 to October 14, 2016 and the year ended December 31, 2015.

There were no transfers between Level 1, Level 2, and Level 3 during the period from January 1, 2016 to October 14, 2016 and the year ended December 31, 2015.

Assets measured at fair value on a non-recurring basis at October 14, 2016 and December 31, 2015 are summarized below:

		Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
	Total	(Level 1)	(Level 2)	(Level 3)
October 14, 2016
Impaired loans
Commercial real estate	$4,084	$—	$—	$4,084
SBA and USDA	3,668	—	—	3,668

	$7,752	$—	$—	$7,752

December 31, 2015
Impaired loans
Commercial real estate	$3,860	$—	$—	$3,860
SBA and USDA	8,435	—	—	8,435
Real estate owned
Commercial real estate	1,394	—	—	1,394
Construction	121	—	—	121

	$13,810	$—	$—	$13,810

39.

RIDGESTONE FINANCIAL SERVICES, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the period from January 1, 2016 to October 14, 2016 and the year ended December 31, 2015

(In thousands of dollars, except per share data)

NOTE 17 - FAIR VALUE (Continued)

At October 14, 2016 and December 31, 2015, there were no liabilities measured at fair value.

At October 14, 2016, impaired loans carried at fair value had a carrying amount of $10,926 with valuation allowances of $3,174. At December 31, 2015, impaired loans carried at fair value had a carrying amount of $15,283 with valuation allowances of $2,988.  Additional provisions recognized on impaired loans for the period from January 1, 2016 to October 14, 2016 and the year ended December 31, 2015 were $1,736 and $2,021.

At October 14, 2016 and December 31, 2015, there was no valuation allowance recorded for other real estate owned.

The following table presents quantitative information about level 3 fair value measurements for financial instruments measured at fair value on a non-recurring basis at October 14, 2016:

	Fair value	Valuation Techniques	Unobservable Input	Range

Impaired loans – commercial real estate	$4,084	Sales comparison approach	Adjustment for differences between the comparable sales	(14)% - 84%
Impaired loans – SBA and USDA	$3,668	Sales comparison approach	Adjustment for differences between the comparable sales	(6)% - 29%

	Fair value	Valuation Techniques	Unobservable Input	Range

Impaired loans – commercial real estate	$3,860	Sales comparison approach	Adjustment for differences between the comparable sales	0% - 26%
Impaired loans – SBA and USDA	$8,435	Sales comparison approach	Adjustment for differences between the comparable sales	1% - 37%
Real estate owned – commercial real estate	$1,394	Sales comparison approach	Adjustment for differences between the comparable sales	11% - 57%
Real estate owned – construction	$121	Sales comparison approach	Adjustment for differences between the comparable sales	0% - 78%

40.

RIDGESTONE FINANCIAL SERVICES, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the period from January 1, 2016 to October 14, 2016 and the year ended December 31, 2015

(In thousands of dollars, except per share data)

Carrying amounts and estimated fair values of financial instruments, not previously presented, at October 14, 2016 and December 31, 2015 are presented in the following table.

	2016		2015
	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value
Financial assets
Cash and cash equivalents	$25,480	$25,480	$13,099	$13,099
Loans, net (less impaired at fair value)	332,212	327,976	292,489	282,659
Federal Home Loan Bank stock	854	N/A	724	N/A
Accrued interest receivable	1,321	1,321	2,286	2,286

Financial liabilities
Deposits	$358,713	$359,243	$343,571	$344,021
Federal Home Loan Bank advances	9,487	9,781	9,487	9,858
Borrowings	—	—	775	775
Subordinated debentures	1,550	1,475	1,550	1,442
Accrued interest payable	1,399	1,399	1,174	1,174

The methods and assumptions, not previously presented, used to estimate fair values are as follows:

Cash and Cash Equivalents – The carrying amounts of cash and short-term instruments approximate fair values.

Loans - Fair values of loans are estimated as follows:  For variable rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. Fair values for other loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality.  Impaired loans are valued at the lower of cost or fair value as described previously. The methods utilized to estimate the fair value of loans do not necessarily represent an exit price.

FHLB Stock – It is not practical to determine the fair value of FHLB stock due to restrictions placed on its transferability.

Deposits – The fair values disclosed for demand deposits (e.g., interest and non-interest checking, passbook savings, and certain types of money market accounts) are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amount). The carrying amounts of variable rate, fixed-term money market accounts and certificates of deposit approximate their fair values at the reporting date. Fair values for fixed rate certificates of deposit are estimated using a discounted cash flows calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

Federal Home Loan Bank advances, borrowings, and subordinated debentures – The carrying amounts of short-term borrowings, generally maturing within ninety days, approximate their fair values.  The fair values of the Company’s long-term borrowings are estimated using discounted cash flow analyses based on the current borrowing rates for similar types of borrowing arrangements.  The fair values of the Company’s subordinated debentures are estimated using discounted cash flow analyses based on the current borrowing rates for similar types of borrowing arrangement.

41.

RIDGESTONE FINANCIAL SERVICES, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the period from January 1, 2016 to October 14, 2016 and the year ended December 31, 2015

(In thousands of dollars, except per share data)

NOTE 17- FAIR VALUE (Continued)

Accrued Interest Receivable/Payable – The carrying amounts of accrued interest approximate fair value.

Off-Balance-Sheet Instruments – Fair values for off-balance-sheet, credit-related financial instruments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties’ credit standing. The fair value of commitments is not material.

NOTE 18 - PARENT COMPANY CONDENSED FINANCIAL STATEMENTS

The following are the condensed balance sheets and statements of income and cash flows for Ridgestone Financial Services, Inc. as of October 14, 2016 and December 31, 2015 and for the period from January 1, 2016 to October 14, 2016 and the year ended December 31, 2015:

	October 14,	December 31,
	2016	2015
Assets
Cash and cash equivalents	$167	$361
Investment in bank subsidiary	65,028	54,899
Other	807	1,756

	$66,002	$57,016
Liabilities and Stockholders' Equity
Liabilities	$1,553	$3,168
Stockholders’ equity	64,449	53,848

	$66,002	$57,016

Condensed Statements of Income
	Period ended	Year ended
	October 14,	December 31,
	2016	2015
Income:
Dividend from bank subsidiary	$3,135	$4,625
Interest income	2	2
	3,137	4,627

Expenses:
Interest expense	72	112
Other operating expenses	62	57
	134	169

Income before income tax benefit and equity in undistributed earnings:	3,003	4,458

Income tax benefit	—	(17)

Income before equity in undistributed net income of bank subsidiary	3,003	4,475

Equity in undistributed net income from bank subsidiary	9,149	6,910

Net income	$12,152	$11,385

42.

RIDGESTONE FINANCIAL SERVICES, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the period from January 1, 2016 to October 14, 2016 and the year ended December 31, 2015

(In thousands of dollars, except per share data)

NOTE 18 - PARENT COMPANY CONDENSED FINANCIAL STATEMENTS (Continued)

Condensed Statements of Cash Flows
	Period ended	Year ended
	October 14,	December 31,
	2016	2015
Operating activities:
Net income	$12,152	$11,385
Adjustments to reconcile net income (loss) to net cash
provided by (used in) operating activities
Equity in undistributed net income of bank subsidiary	(9,149)	(6,910)
Stock awards earned	712	164
Change in other assets and liabilities	(536)	(105)
Net cash from operating activities	3,179	4,534

Financing activities:
Repayment of note payable	—	(900)
Dividends paid on common stock	(3,373)	(3,369)
Net cash from financing activities	(3,373)	(4,269)

Net change in cash and cash equivalents	(194)	265

Cash and cash equivalents at beginning of year	361	96

Cash and cash equivalents at end of year	$167	$361

43.